Exhibit 4.39

KEN BAMPTON M.Sc, M.AusIMM, M.AIG
ABN 17 998 949 266	Consulting Geologist, SURPAC Licencee

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with the report entitled the “Honeymoon Uranium Project – Summary of Feasibility Study 400 tpa U3O8 Equivalent” dated July 31, 2006 and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 25, 2007

/s/ K. F. Bampton
K. F. Bampton

55 Knightsbridge Avenue, VALLEY VIEW, South Australia 5093
E-Mail: ken_bampton@msn.com.au     Telephone & Fax: +61 8 8264 7745